FOR IMMEDIATE RELEASE

CONTACTS

Financial Contact:
Chris Sammons, 225-932-2546

Media Contact:
Chris Chambers, 225-987-7372

Shaw Successfully Amends Credit Facility

•	Increases Letter of Credit Availability by $203 Million

•	Extends Facility through 2011

Baton Rouge, La., October 20, 2008 – The Shaw Group Inc. (NYSE: SGR) announced today that it has amended its credit facility to allow up to $200 million of its unrestricted cash to be used to collateralize letters of credit in addition to the current credit facility. Shaw also received an incremental commitment of $3 million to the existing facility bringing the total commitments under the credit facility to $1.053 billion until April 25, 2010.

The amendment provides that at the time of each collateral pledge, and immediately thereafter, Shaw has an unrestricted cash balance of at least $500 million. The amendment also extends the term of the facility from April 25, 2010, to April 25, 2011, for $829 million of the existing bank commitments and retains the total approved capacity of $1.25 billion available for additional commitments without further consent.

Brian K. Ferraioli, Shaw’s executive vice president and chief financial officer, said, “We are very pleased to have increased our letter of credit capacity and to have extended the term of the bank credit facility, especially in today’s difficult credit markets. This increase of letter of credit capacity and the extension of the term of the credit facility demonstrates the confidence of our bankers and our management in our current business and future prospects.”

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 500 company with fiscal 2008 annual revenues expected to exceed $7 billion, Shaw is headquartered in Baton Rouge, La., and employs approximately 27,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. Shaw is ranked No. 1 in the Power sector according to Engineering News-Record’s list of Top 500 Design Firms. For further information, please visit Shaw’s Web site at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions) and statements related to revenues, earnings, backlog or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.” These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

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